EXHIBIT 11(a)(53)

                                   BEFORE

                   THE PUBLIC UTILITIES OF OHIO COMMISSION

   In the Matter of the Notice of a Control Bid )
   for Columbia Energy Group by NiSource, Inc.  )  Case No. 93-1492-GA-UNC
   and CEG Acquisition Corp.                    )

                                    ENTRY

        The attorney examiner finds:

        (1) On November 11, 1999, Substitute House Bill 452 was signed by the Governor and went into immediate effect by means of an emergency measure. This enactment of Section 4905.403, Revised Code establishes a mechanism for Commission re view of a control bid for a natural gas company that is a public utility under Section 4905.02, Revised Code, or a holding company controlling such a company.

        (2) Section 4905.403(B), Revised Codes requires that an offeror, as defined in (A)(4), that makes a control bid for a natural gas company or a holding company controlling such a company must file said control bid with the Commission.

        (3) Section 4905.403(C), Revised Code, sets the filing date of the control bid with the Commission to be the time of the making of the control bid or, where the control bid was initiated prior to the effective date of this section, the filing should be made no later than five days after the effective date Sub. H.B. 452.

        (4) On June 7,1999, NiSource, Inc. and CEG Acquisition Corp. (Offerors) made a control bid for Columbia Energy Group, the holding company of Columbia Gas of Ohio, Inc. (Columbia). Columbia is a natural gas company and a public utility as defined by Section 4905.02, Revised Code.

        (5) On November 16, 1999, Offerors filed notice of their control bid with the Commission.

        (6) Section 4905.403(B), Revised Code, further requires that the Commission, within three days of the filing of the control bid, schedule a public hearing. The exclusive purpose of the hearing is whether acceptance of the control bid will promote public convenience and ensure that adequate gas service is provided at reasonable rates. This section further requires the Commission to issue a report of its findings no later than 20 days after the date of filing or a later date agreed to by the offeror and the natural gas company.

        (7) By letters filed on November 17, 1999 by Columbia and on November 18, 1999 by the Offerors the parties stated their agreement to extend the deadline for the report until January 5, 2000.

        (8) Therefore, a public hearing on this matter was scheduled for December 21, 1999, prefiled testimony by the Offerors was due on December 15, 1999 and the testimony of any other party was due on December 17, 1999.

        (9) By letters filed on December 7,1999 by Columbia and on December 8,1999 by the Offerors, the parties stated their agreement to extend the deadline for the report until February 7, 2000.

        (10) Therefore, a public hearing on this matter should be held at 10:00 a.m. on Tuesday, January 25, 2000 at the offices of the Commission, 180 E. Broad Street, Columbus, Ohio. The Offerors should prefile testimony by noon on January 19, 2000, in regard to the issues of whether acceptance of the control bid will promote public convenience and result in the provision of adequate gas service at a reasonable rate. Any other party should prefile its testimony by noon on January 21, 2000.

        (11) The Commission has further considered the caption of this case and has determined that the designation MER for merger, may not be appropriate and has changed the designation to UNC.

        It is, therefore,

        ORDERED, That a hearing be conducted on this matter as set forth in Finding 10. It is, further,

        ORDERED, That a copy of this entry be served upon NiSource, Inc., CEG Acquisition Corp., Columbia Energy Group; Columbia Gas of Ohio, and all parties of record.

                            THE PUBLIC UTILITIES COMMISSION OF OHIO



                            By:  /s/ Steven D. Lesser
                                -----------------------------------
                                 Steven D. Lesser
                                 Attorney Examiner